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                                                                       EXHIBIT 5

July 17, 1997



Simon DeBartolo Group, L.P.
Simon Property Group, L.P
115 West Washington Street
Indianapolis, Indiana 46204

Ladies and Gentlemen:

                  We have acted as counsel for Simon DeBartolo Group, L.P., a Delaware limited partnership (the "Issuer"), and Simon Property Group, L.P., a Delaware limited partnership (the "Guarantor"), in connection with the issuance and sale by the Issuer of $100,000,000 aggregate principal amount of its 6 3/4% Notes due 2004 (the "2004 Notes") and $150,000,000 aggregate principal amount of its 7% Notes due 2009 (the "2009 Notes" and together with the 2004 Notes, the "Notes") including the preparation and/or review of:

                  (a) The joint Registration Statement on Form S-3, Registration No. 333-11491, of the Issuer and the Guarantor (the "Registration Statement"), and the Prospectus constituting a part thereof, dated November 21, 1996, relating to the issuance from time to time of up to $750,000,000 aggregate principal amount of debt securities of the Issuer and the guarantee of the debt securities by the Guarantor (the "Guarantee") pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the "1933 Act");

                  (b) The Prospectus Supplement, dated July 17, 1997, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 promulgated under the 1933 Act (the "Prospectus Supplement");
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Simon Property Group, L.P.


                  (c) The Indenture, dated as of November 26, 1996 (the "Indenture"), among the Issuer, the Guarantor, and The Chase Manhattan Bank, as trustee (the "Trustee"); and

                  (d) The form of the Fourth Supplemental Indenture with respect to the Notes to be entered into among the Issuer, the Guarantor and the Trustee (the "Supplemental Indenture").

                  For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable, and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Issuer, the Guarantor and of others, without any independent verification thereof.

                  On the basis of and subject to the foregoing, we are of the opinion that:

                  1. The Supplemental Indenture, when duly executed and delivered by the parties thereto, will represent a valid and binding obligation of each of the Issuer and the Guarantor enforceable against the Issuer and the Guarantor in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in the federal courts.

                  2. When issued, authenticated and delivered pursuant to the Supplemental Indenture, each series of the Notes will represent valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their respective terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in the federal courts.
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Simon Property Group, L.P.


                  3. The Guarantee, when duly executed and delivered by the Guarantor pursuant to the Supplemental Indenture, and when the Notes being guaranteed have been duly issued, authenticated and delivered pursuant to the Supplemental Indenture, will represent a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) the enforceability of forum selection clauses in the federal courts and (d) any provision in the Guarantee purporting to preserve and maintain the liability of any party thereto despite the fact that the guaranteed debt is unenforceable due to illegality.

                  We express no opinion as to the enforceability of any provisions contained in the Supplemental Indenture, the Notes or the Guarantee that constitute waivers which are prohibited by law prior to default.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

                                      Yours very truly,

                                     /s/ BAKER & DANIELS